Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY APPOINTS RONALD A. BALLSCHMIEDE

EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

THE WOODLANDS, TX — November 9, 2015 — Sterling Construction Company, Inc. (NasdaqGS:STRL) (“Sterling” or “the Company”) today announced that Ronald A. Ballschmiede has been named Executive Vice President & Chief Financial Officer effective November 9, 2015 and that Kevan Blair will resume his role as Senior Vice President, Corporate Finance.

Mr. Ballschmiede brings nearly 40 years of accounting and financial management experience to Sterling, most recently with Chicago Bridge & Iron (NYSE: CBI) (“CB&I”), where he served as Executive Vice President and Chief Financial Officer from June 2006 to March 2015. Based in The Haag, Netherland, with its administrative office in The Woodlands, Texas, CB&I is a leading engineering, procurement and construction contractor with approximately $13 billion in sales and 54,000 employees.

Prior to joining CB&I, Ron was a Partner with Deloitte & Touche LLP, joining the firm in 2002. Previously, he had been with Arthur Andersen since 1977, becoming a Partner in 1989. While with Andersen, Ballschmiede was the Lead Client Service Partner for CB&I from 1989 to 2002. In addition, he led the manufacturing and industrial products audit practice and served a number of major manufacturing and construction companies. He holds a B.S. in Accounting from Northern Illinois University and is a Certified Public Accountant.

“We feel very fortunate to have Ron join our organization,” stated Paul J. Varello, Sterling’s Chief Executive Officer. “We are confident that Ron’s experience in managing a highly sophisticated global finance operation will translate into the adoption and implementation of best practices for Sterling. CB&I is a very large, world class construction company with an outstanding track record of executing complex construction projects, particularly for energy infrastructure markets. The Board and I want to thank Kevan Blair for stepping in as Interim CFO on short notice in July. Kevan’s efforts over the last several months have been critical to supporting the turnaround that is now underway at Sterling. We are pleased that we will continue to benefit from his hard work and expertise as he returns to the role of our Senior Vice President, Corporate Finance.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are profitable construction opportunities. Its transportation infrastructure projects include highways, roads, bridges and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group, Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609